Exhibit 10.2

            , 2013

Dear             :

Bristow Group Inc. (the “Company”) hereby awards to you effective as of the date hereof (the “Award Date”)             Restricted Stock Units in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”). Each Restricted Stock Unit represents the opportunity for you to receive one share of common stock of the Company, par value $.01 (“Common Stock”), upon satisfaction of the continued service and other requirements set forth in this letter.

Your Restricted Stock Unit Award is more fully described in the attached Appendix A, Terms and Conditions of Employee Restricted Stock Unit Award (which Appendix A, together with this letter, is the “Award Letter”). Any capitalized term used and not defined in this Award Letter has the meaning set forth in the Plan. If the Company’s stockholders approve the Plan as amended and restated effective August 1, 2013 (the “Amended Plan”), your Restricted Stock Unit Award and Award Letter shall be subject to the terms of the Amended Plan. Notwithstanding the foregoing, the terms and provisions of the Plan as in effect prior to the amendment and restatement of the Plan effective August 1, 2013 regarding Performance Awards intended to qualify for the Performance-Based Exception shall continue to apply to your Restricted Stock Unit Award and the Award Letter. In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan control.

Unless otherwise provided in the attached Appendix A, the restrictions on your Shares of Restricted Stock Units will lapse and you will receive the equivalent number of shares of Common Stock on the third anniversary of the Award Date, provided that you have been continuously employed by the Company from the Award Date through the date of vesting and the lapse of restrictions (the “Vesting Date”) and the Threshold Goal (as defined in the Award Letter) is attained. Except as expressly provided in Appendix A, all Restricted Stock Units as to which the restrictions thereon have not previously lapsed and which remain unvested will automatically be forfeited upon your termination of employment for any reason prior to the Vesting Date. In the event that the Vesting Date is a Saturday, Sunday or holiday, such Shares will instead vest on the first business day immediately following the Vesting Date.

Note that in most circumstances, the aggregate Fair Market Value of the Common Stock to be issued in settlement of the Restricted Stock Units that vest on the Vesting Date will be taxable income to you. You should closely review Appendix A and the Plan Prospectus for important details about the tax treatment of your Restricted Stock Unit Award. Your Restricted Stock Unit Award is subject to the terms and conditions set forth in the enclosed Plan, this Award Letter, the Prospectus for the Plan, and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors.

If you agree to the terms and conditions of this award of Restricted Stock Units, please sign the Acknowledgment and Acceptance statement on the following page and return an original signed copy to the Company within 30 days of the Award Date.

This Award Letter, the Plan and any other attachments hereto should be retained in your files for future reference.

Bristow Group Inc.

2103 City West Blvd., 4th Floor, Houston, Texas 77042, United States

t (713) 267 7600 f (713) 267 7620 www.bristowgroup.com

Very truly yours,

/s/ Hilary S. Ware

Hilary S. Ware

Sr. Vice President Administration

Enclosures

Acknowledgement and Acceptance

I, the undersigned, acknowledge that certain terms of this Restricted Stock Unit Award may supersede the terms of another agreement between me and the Company or a Company policy otherwise applicable to me, and I hereby accept this Restricted Stock Unit Award subject to the terms, provisions and conditions of the Plan, the Award Letter, the administrative interpretations thereof and the determinations of the Committee.

Date: 2013	Signature:

Appendix A

Terms and Conditions of

Employee Restricted Stock Unit Award

June 6, 2013

The Restricted Stock Unit Award by Bristow Group Inc. (the “Company”) made to you effective as of the Award Date provides for the opportunity for you to receive, if certain conditions are met, shares of the common stock of the Company, par value $.01 (“Common Stock”), subject to the terms and conditions set forth in the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”), any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), this Award Letter and the Prospectus for the Plan. Any capitalized term used and not defined in this Award Letter has the meaning set forth in the Plan. If the Company’s stockholders approve the Amended Plan, your Restricted Stock Unit Award and Award Letter shall be subject to the terms of the Amended Plan. Notwithstanding the foregoing, the terms and provisions of the Plan as in effect prior to the amendment and restatement of the Plan effective August 1, 2013 regarding Performance Awards intended to qualify for the Performance-Based Exception shall continue to apply to your Restricted Stock Unit Award and the Award Letter. In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan control.

1.	Lapse of Risk of Forfeiture and Vesting

(a) Threshold Goal. No portion of this Restricted Stock Unit Award shall vest, and this Restricted Stock Unit Award shall be cancelled and forfeited in its entirety as of the Vesting Date, unless the Company has positive EBITDA (as defined below) in any fiscal quarter during the period beginning on the Award Date and ending on the Vesting Date (the “Threshold Goal”); provided, however, that a fiscal quarter shall not be considered if more than 25% of such fiscal quarter has elapsed prior to the Award Date. If the Committee, in its sole discretion, determines that the Company has attained the Threshold Goal, the Committee shall certify such achievement in writing as soon as reasonably practicable but no later than 30 days after the Vesting Date. For purposes of this Appendix, “EBITDA” means, for the relevant period, the sum of the Company’s (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, and the Company’s proportional interest in the sum of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense of any of its subsidiaries, as presented in consolidated financial statements, determined in accordance with Generally Accepted Accounting Principles (GAAP). If you are party to an employment, severance or other agreement with the Company, or are subject to a policy of the Company, in either case, that contains provisions for vesting of Restricted Stock Unit Awards upon termination of employment due to any reason other than death, disability or change in control, such provisions shall not apply to this Restricted Stock Unit Award unless and until the Threshold Goal has been achieved, and the timing of any settlement of this Restricted Stock Unit Award shall be determined as if you had not terminated employment.

(b) Service Requirement. Subject to achievement of the Threshold Goal, except as otherwise provided in Sections 4 and 5 of this Appendix, the Restricted Stock Units granted pursuant to your Award Letter will no longer be subject to forfeiture on the third anniversary of the Award Date (the “Vesting Date”), and, provided that you have continued to be employed by the Company from the Award Date through the Vesting Date and that you have not elected to defer receipt of such Restricted Stock Unit Award in accordance with procedures adopted by the Committee, an equal number of Shares of Common Stock will be transferred to you as soon as reasonably practicable after the Vesting Date but no later than 30 days after the Vesting Date; provided, however, that if you are Retirement Eligible (as defined in Section 4(c)), the specified date for purposes of Code Section 409A shall be the date that is 30 days after the Vesting Date.

2.	Restrictions on Restricted Stock Units

Until and unless your Restricted Stock Units become vested, you do not own any of the Common Stock potentially subject to the Restricted Stock Units awarded to you in this Award Letter and you may not attempt to sell, transfer, assign or pledge the Restricted Stock Units or the Common Stock that may be awarded hereunder. Immediately upon any attempt to transfer such rights, your Restricted Stock Units, and all of the rights related thereto, will be forfeited by you and cancelled by the Company.

The Restricted Stock Units awarded hereunder shall be accounted for by the Company on your behalf on a ledger. The total number of Shares of Common Stock you have earned will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan).

3.	Dividends and Voting

The Restricted Stock Units granted herein do not give you any rights as a stockholder of the Company including, but not limited to, voting and dividend rights.

4.	Termination of Employment; Disability

(a) Forfeiture and Vesting. Except as provided in this Section 4 and Section 5, if your employment is terminated, your unvested Restricted Stock Units shall be immediately forfeited.

(b) Death or Disability. If your employment is terminated by reason of death prior to the Vesting Date or if you incur a Disability prior to the Vesting Date, your Restricted Stock Units will be immediately vested in full without regard to the Threshold Goal. For purposes of this Appendix, “Disability” shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company, and further, “Disability” must meet the requirements of Treasury Regulation Section 1.409A-3(i)(4). Any Restricted Stock Units that vest pursuant to this Section 4(b) shall be settled in accordance with Section 2 on the date that is 60 days after your death or Disability, as applicable.

(c) Retirement. If your employment terminates by reason of retirement more than 12 months after the Award Date under a retirement program of the Company or one of its subsidiaries approved by the Committee after you have attained age 62 and have completed five continuous years of service or your combined age and length of service is 80 or above (in either case as determined by the Committee), your Restricted Stock Units will be immediately vested in full. If your employment terminates by reason of retirement more than six months but less than 12 months after the Award Date under a retirement program of the Company or one of its subsidiaries approved by the Committee after you have attained age 62 and have completed five continuous years of service or your combined age and length of service is 80 or above (in either case as determined by the Committee), a prorated portion of your Restricted Stock Units will be immediately vested in full. An Award granted less than 12 and more than six months prior to your termination date will be prorated by multiplying the number of shares by the ratio of the number of months worked from the Award Date to your date of termination over twelve. For purposes of this Appendix, you are “Retirement Eligible” if, at any time prior to the calendar year in which the Vesting Date occurs, you will attain age 62 and have completed five continuous years of service or your combined age and length of service will be 80 or above (in either case as determined by the Committee). Subject to the achievement of the Threshold Goal, any Restricted Stock Units that vest pursuant to this Section 4(c) shall be settled in accordance with Section 2 on the Vesting Date.

(d) Other Termination of Employment. If your employment terminates for any reason other than those provided in Sections 4(b) and 4(c) above, your unvested Restricted Stock Units upon your termination of employment will be forfeited, unless otherwise determined by the Committee in its sole discretion.

(e) Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Restricted Stock Units.

(f) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of the termination of your employment, and its determination shall be final, conclusive and binding upon you.

5.	Change in Control

Acceleration of Lapse of Restrictions. All of your Restricted Stock Units will be immediately vested in full without regard to the Threshold Goal upon a Change in Control of the Company prior to your termination of employment. If you have retired and a Change in Control that meets the requirements of a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”) occurs prior to the Vesting Date, then, without regard to the Threshold Goal, a prorated portion, as determined in accordance with Section 4(c), of your Restricted Stock Units will be immediately vested in full in lieu of any other settlement with respect to the Restricted Stock Units. A “Change in Control” of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b) Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

Any Restricted Stock Units that vest pursuant to this Section 5 shall be settled in accordance with Section 2 on the applicable date as follows: (i) if you are not Retirement Eligible, promptly after the Change in Control (but in no event more than 2 1/2 months after the end of the calendar year in which the Change in Control occurred) or (ii) if you are Retirement Eligible, on the first to occur of (A) if the Change in Control is a 409A Change in Control, the date that is 30 days after the date of the consummation of the Change in Control or (B) if the Change in Control is not a 409A Change in Control, the Vesting Date.

6.	Tax Consequences and Income Tax Withholding

You should review the Plan Prospectus for a general summary of the federal income tax consequences of your receipt of Restricted Stock Units based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax laws. Neither the Company nor the Committee guarantees the tax consequences of your Award. You are advised to consult your own tax advisor regarding the application of tax laws to your particular situation.

This Award Letter is subject to your satisfaction of applicable withholding requirements. Unless the Committee in its sole discretion determines otherwise, to satisfy any applicable federal, state or local withholding tax liability arising from the grant or vesting of your Restricted Stock Units, the Company will retain a certain number of Shares of Common Stock having a value equal to the amount of your minimum statutory withholding obligation from the Shares otherwise deliverable to you upon the vesting of your Restricted Stock Units.

In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from your Incentive Award hereunder. You may not elect to have the Company withhold Shares having a value in excess of the minimum withholding tax liability under local law. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Committee, no Shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.

As a condition of this Restricted Stock Unit Award, you agree to waive your right to make an election under Code Section 83(b). Accordingly, no such election will be recognized by the Company.

7.	Restrictions on Resale

Other than the restrictions referenced in Section 2, there are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees and the grant of Restricted Stock Units and any Common Stock deliverable hereunder are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted), and to other restrictions on resale that may be imposed by the Company from time to time if it determines said restrictions are necessary or advisable to comply with applicable law.

8.	Effect on Other Benefits

Income recognized by you as a result of your Unit Award will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

9.	Compliance with Laws

This Award Letter and the Restricted Stock Units and any Common Stock deliverable hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which Shares of the Company’s Common Stock are traded. The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware and without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

10.	Miscellaneous

(a) Not an Agreement for Continued Employment or Services. This Award Letter shall not, and no provision of this Award Letter shall be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates, Parent or Subsidiaries or their affiliates.

(b) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in the grant of Restricted Stock Units or in any Shares of Common Stock is subject to, the terms of this Award Letter. Nothing in this Award Letter shall create a community property interest where none otherwise exists.

(c) Amendment for Code Section 409A. This Incentive Award is intended to be exempt from or compliant with Code Section 409A. If the Committee determines that this Incentive Award may be subject to additional tax under Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith. To the extent required to comply with Code Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i).

If you have any questions regarding your Restricted Stock Unit Award or would like to obtain additional information about the Plan, please contact the Company’s General Counsel, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042 (telephone (713) 267 - 7600). Your Award Letter and all attachments should be retained in your files for future reference.

This Award Letter has been executed and delivered as of the Award Date.